                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                               HMS HOLDINGS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     (3)  Filing Party:

        ------------------------------------------------------------------------
     (4)  Date Filed:

        ------------------------------------------------------------------------

                               HMS HOLDINGS CORP.
                             401 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10016

        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 4, 2003

     The Annual Meeting of Shareholders (the Meeting) of HMS Holdings Corp. (the Company) will be held at our offices located at 401 Park Avenue South, New York, New York, on June 4, 2003 at 1:00 p.m., Eastern Daylight Time, for the following purposes:

          1. To elect four directors to serve for two-year terms expiring at the annual meeting in 2005 and until their successors are elected and qualified;

          2. To consider and take action on a proposed amendment to the restated certificate of incorporation to lower from two-thirds to a majority the vote required for shareholders to authorize a merger, consolidation or dissolution or any sale, lease, exchange or other disposition of all or substantially all of our the assets;

          3. To consider and take action on a proposed amendment to the restated certificate of incorporation to limit directors' liability;

          4. To consider and take action on the proposed amendment to our 1999 Long-Term Incentive Stock Plan;

          5. To consider and take action on the ratification of the selection of KPMG LLP as our independent certified public accountants for fiscal year 2003; and

          6. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 21, 2003 will be entitled to receive notice of and to vote at the Meeting.

     Shareholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend, WE URGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND THEN COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. It is important that your shares be represented at the Meeting by virtue of your executed proxies should you be unable to attend the Meeting in person. Your promptness in responding will assist us to prepare for the Meeting and to avoid the cost of a follow-up mailing. If you receive more than one form of proxy because you own shares registered in different names or at different addresses, each form of proxy should be completed and returned.

                                          Sincerely,

                                          /s/ KATHY L. ARENDT
                                          Kathy L. Arendt
                                          Secretary

April 30, 2003

                               HMS HOLDINGS CORP.
                             401 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10016

                                PROXY STATEMENT

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 4, 2003

                              GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of HMS Holdings Corp., a New York corporation (the Company), in connection with the solicitation by our Board of Directors of proxies for use at our Annual Meeting of Shareholders (the Meeting). The Meeting is scheduled to be held on Wednesday, June 4, 2003, at 1:00 p.m., Eastern Daylight Time, at our offices located at 401 Park Avenue South, New York, New York, and at any adjournments thereof. We anticipate that this Proxy Statement and the enclosed form of proxy will be mailed to shareholders on or about April 30, 2003.

     At the Meeting, shareholders will be asked to vote upon: (1) the election of four directors; (2) a proposed amendment to our restated certificate of incorporation to lower from two-thirds to a majority the vote required for shareholders to authorize our merger, consolidation or dissolution or any sale, lease, exchange or other disposition of all or substantially all of our assets;
(3) a proposed amendment to our restated certificate of incorporation to limit directors' liability; (4) the proposed amendment to our 1999 long-term incentive stock plan; (5) the ratification of the selection of independent certified public accountants for fiscal year 2003; and (6) such other business as may properly come before the Meeting and at any adjournments thereof.

VOTING RIGHTS AND VOTES REQUIRED

     The close of business on April 21, 2003 has been fixed as the record date (the Record Date) for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, we had outstanding and entitled to vote ____________ shares of Common Stock, par value $0.01 per share (the Common Stock). Because many shareholders cannot attend the Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have a choice of voting over the Internet, by using a toll-free number or by completing a proxy card and mailing it in the postage-paid envelope provided. Shareholders should refer to their proxy card or the information forwarded by their bank, broker or other holder of record to see which options are available to them. Shareholders should be aware that if they vote over the Internet, they may incur costs such as telephone and Internet access charges for which they will be responsible. The Internet and telephone voting facilities for shareholders will close at 12:01 a.m. Eastern Daylight Time on June 3, 2003. Other deadlines may apply to shareholders whose stock is held of record by a bank, a broker or other holder of record.

     A majority of the shares of Common Stock entitled to vote at the meeting must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held.

     Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The four candidates receiving the highest number of votes will be elected. In tabulating the votes, votes withheld in connection with the election of one or more nominees and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

     The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the record date will be required to approve and to ratify the two proposed amendments to our restated certificate of incorporation. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote thereat will be required to ratify the proposed amendment to our 1999 Long-Term Incentive Stock Plan, and the selection of our independent certified public accountants. Abstentions and broker nonvotes will count for quorum purposes. Abstentions and broker nonvotes will have the same effect as a vote against each of the two proposed amendments to our restated certificate of incorporation. Abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of the proposals to ratify our amendment to the Company's 1999 Long-Term Incentive Stock Plan and the selection of independent certified public accountants.

VOTING OF PROXIES

     If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Meeting as specified in the proxy. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under "Election of Directors", FOR the approval of the proposed amendment to our restated certificate of incorporation to lower from two-thirds to a majority the vote required for shareholders to authorize our merger, consolidation or dissolution or any sale, lease, exchange or other disposition of all or substantially all of our assets, FOR the proposed amendment to the restated certificate of incorporation to limit directors' liability, FOR the ratification of proposed amendments our 1999 Long-term Incentive Stock Plan, and FOR the ratification of the selection of independent certified public accountants.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised by: (i) written notice to our Secretary, (ii) timely notice of a properly executed proxy bearing a later date delivered to us, or (iii) voting in person at the Meeting.

SOLICITATION OF PROXIES

     We will bear the cost of this solicitation, including amounts paid to banks, brokers, and other record owners to reimburse them for their expenses in forwarding solicitation materials regarding the Meeting to beneficial owners of Common Stock. The solicitation will be by mail, with the materials being forwarded to shareholders of record and certain other beneficial owners of Common Stock by our officers and other regular employees (at no additional compensation). Such officers and employees may also solicit proxies from shareholders by personal contact, by telephone, or by other means if necessary in order to assure sufficient representation at the Meeting.

     Mellon Investor Services L.L.C. has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Meeting.

                      MATTERS SUBJECT TO SHAREHOLDER VOTE

1.  ELECTION OF DIRECTORS

     Pursuant to our by-laws, our Board of Directors is currently divided into two classes, with one class standing for election each year for two-year terms. The terms of four directors will expire at the Meeting. Accordingly, the term of the four nominees listed below, if elected at the Meeting, will expire at the 2005 annual meeting. The terms of the other current directors listed below will expire at the 2004 annual meeting.

     The four persons designated by the Board of Directors as nominees for election as directors with terms expiring at the 2005 annual meeting are William
F. Miller III, William W. Neal, Ellen A. Rudnick and Richard H. Stowe.

     Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the four nominees to serve for two-year terms expiring at the 2005 annual meeting, and in each case until their successors are elected and qualified. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors. The Board of Directors expects that each nominee named in the following table will be available for election.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

                                                                                             SERVED AS
                                                                                             DIRECTOR
NAME                                     POSITION WITH THE COMPANY OR PRINCIPAL OCCUPATION     FROM
----                                     -------------------------------------------------   ---------
Nominees for directors for two-year terms ending in 2005:
William F. Miller III..................  Our Chairman and Chief Executive Officer.             2000
William W. Neal........................  Private Investor. Affiliate of Piedmont Venture       1989
                                         Partners, a venture capital firm.
Ellen A. Rudnick.......................  Executive Director, Michael P. Polsky                 1997
                                         Entrepreneurship Center, University of Chicago
                                         Graduate School of Business.
Richard H. Stowe.......................  Private Investor and Senior Advisor to Capital        1989
                                         Counsel LLC, an asset management firm.
Directors continuing in office until 2004:
Randolph G. Brown......................  Private Investor. Formerly Chairman and Chief         1998
                                         Executive Officer of One Inc., a surgery center
                                         management company.
James T. Kelly.........................  Private Investor. Formerly Chairman of the Board      2001
                                         and Chief Executive Officer of Lincare Holdings,
                                         Inc., a provider of oxygen and respiratory
                                         therapy services to patients in the home.
Galen D. Powers........................  Senior Founder of Powers, Pyles, Sutter &             1992
                                         Verville, P.C., a healthcare law firm; Director
                                         of MedCath, which owns and operates acute care
                                         hospitals that specialize in cardiovascular
                                         disease.

EXECUTIVE OFFICERS AND DIRECTORS

     Certain information is set forth below with respect to the executive officers and directors of the Company as of April 21, 2003:

NAME                                                              POSITION
----                                                              --------
William F. Miller III..................   Chairman and Chief Executive Officer
Robert M. Holster......................   President and Chief Operating Officer
Philip Rydzewski.......................   Chief Financial Officer
William C. Lucia.......................   President, Health Management Systems, Inc.
Randolph G. Brown......................   Director
James T. Kelly.........................   Director
William W. Neal........................   Director
Galen D. Powers........................   Director
Ellen A. Rudnick.......................   Director
Richard H. Stowe.......................   Director

     WILLIAM F. MILLER III, 53, Chairman and Chief Executive Officer, joined us in October of 2000 as Chief Executive Officer and director. On December 14, 2000, Mr. Miller was elected Chairman of the Board. From 1983 through 1999, Mr. Miller served as President and Chief Operating Officer of EmCare Holdings, Inc., a leading national healthcare services firm focused on the provision of emergency physician medical services. From 1980 through 1983, Mr. Miller served as Administrator/Chief Operating Officer of Vail Mountain Medical. Prior to 1980, Mr. Miller served in various management positions as Chief Financial Officer, and Chief Executive Officer of various investor owned hospital facilities. Mr. Miller is currently a director of LinCare, Inc. and AMN Healthcare, Inc.

     ROBERT M. HOLSTER, 56, joined us in April of 2001 as President and Chief Operating Officer. From 1993 through 1998, Mr. Holster served as President and Chief Executive Officer of HHL Financial Services, Inc., at the time one of the nation's largest healthcare accounts receivable management companies. From 1998 to 2000, Mr. Holster served as Trustee of the HHL Trust. Previously, Mr. Holster served as Executive Vice President of the Company from 1982 through 1993 and as a director of the Company from 1989 through 1996. Prior to 1982, Mr. Holster served in a number of executive positions including Chief Financial Officer of Macmillan, Inc. and Controller of Pfizer Laboratories, a Division of Pfizer, Inc. Mr. Holster is currently a Director of Hi-Tech Pharmacal, Inc.

     PHILIP RYDZEWSKI, 40, Chief Financial Officer, joined us in April 2001 as Vice President and Controller. Previously, from 1990 until 1998, he was Vice President Finance and Corporate Controller for PHP Healthcare Corporation, a publicly held diversified healthcare services provider. Prior to that, from 1985 to 1990, Mr. Rydzewski was in the auditing and accounting services practice with KPMG LLP. Most recently, from 2000 to 2001, Mr. Rydzewski served as Vice President of Finance for Amazing Media, a venture capital backed start-up firm, and from 1999 to 2000, Mr. Rydzewski provided acquisition integration, accounting and financial consulting services for publicly held technology and consulting firms.

     WILLIAM C. LUCIA, 45, President of our Health Management Systems, Inc. subsidiary, joined us in 1996. Mr. Lucia has held several positions with us including: President, Payor Services Division, 2001 to 2002; Vice President and General Manager, Payor Services Division, 2000 to 2001; Vice President, Business

Office Services, 1999 to 2000; Chief Operating Officer of Quality Medi-Cal Adjudication, Inc. (QMA) (formerly wholly owned subsidiary of the Company) and Vice President of West Coast Operations, 1998 to 1999; Vice President and General Manager of QMA, 1997 to 1998; and Director of Information Systems for QMA, 1996 to 1997. Prior to joining us, Mr. Lucia served in various executive positions including Senior Vice President, Operations and Chief Information Officer for Celtic Life Insurance Company and Senior Vice President, Insurance Operations for North American Company for Life and Health Insurance. Mr. Lucia is a Fellow, Life Management Institute.

     RANDOLPH G. BROWN, 60, has served as a director in May of 1998. Mr. Brown is a private investor who served as Chairman and Chief Executive Officer of One Inc., a developer and manager of refractive and cataract surgery centers in New York, from August of 1999 until he sold the business in October 2001. Previously, Mr. Brown had been an independent business consultant since November 1996, principally as a venture partner with Morgenthaler Venture Partners. From July 1987 through October 1996, Mr. Brown served in various senior executive positions, including Chairman, President and Chief Executive Officer for Medaphis Corporation, a provider of accounts receivable management services to hospital-affiliated physicians and hospitals. From 1978 to 1987, Mr. Brown served in various management positions with Humana Inc., at that time a provider of integrated healthcare delivery services.

     JAMES T. KELLY, 56, was appointed a director in December of 2001. Mr. Kelly served as the Chief Executive Officer of Lincare Holdings, Inc., one of the nation's largest providers of oxygen and other respiratory therapy services to patients in the home, from 1986 through 1996, and served as Chairman of the Board from 1994 through 2000. Prior to becoming Lincare's Chief Executive Officer, Mr. Kelly served in a number of positions within the Mining and Metals Division of Union Carbide Corporation. Mr. Kelly is currently a director of American Dental Partners, Inc. and several private companies.

     WILLIAM W. NEAL, 71, has served as a director since 1989. Mr. Neal is a private investor who is currently affiliated with the Piedmont Venture Partners, a venture capital firm. Mr. Neal formerly served as Managing Principal of Piedmont Venture Partners from 1996 to 2001. From 1989 to 1996, he served as Chief Executive officer of Broadway and Seymour, a company that provides software and computer systems to the banking industry. From 1985 through July 1989, he was a general partner of Welsh, Carson, Anderson & Stowe (WCAS), an investment firm. Mr. Neal was Senior Vice President, Marketing of Automated Data Processing, Inc. (ADP) from 1984 to 1985 and a Group President of ADP from 1978 to 1984. He served as a director of ADP from 1982 to 1985.

     GALEN D. POWERS, 66, has served as a director since 1992. Mr. Powers is the Senior Founder of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, which he founded in 1983. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration (now Centers for Medicare and Medicaid Services) and has served as a director and the President of the American Health Lawyers Association. Mr. Powers is currently a director of MedCath, Inc., which owns and operates acute care hospitals that specialize in cardiovascular disease, and a number of private companies in the healthcare field.

     ELLEN A. RUDNICK, 52, has served as a director since 1997. Ms. Rudnick is an Executive Director and Clinical Professor of the Michael P. Polsky Entrepreneurship Center, University of Chicago Graduate School of Business. She also serves as Chairman of CEO Advisors, Inc., a privately held consulting firm. From 1993 until 1999, Ms. Rudnick served as Chairman of Pacific Biometrics, Inc., a publicly held healthcare biodiagnostics company and its predecessor, Bioquant. From 1990 to 1992, she was President and Chief Executive Officer of Healthcare Knowledge Resources (HKR), a privately held healthcare information technology corporation, and subsequently served as President of HCIA, Inc.
(HCIA) following the
acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President and President of its Management Services Division. She also serves on the Boards of Liberty Mutual Insurance Company and Oxford Health Plans.

     RICHARD H. STOWE, 59, has served as a director since 1989. Mr. Stowe is a private investor and Senior Advisor to Capital Counsel LLC, an asset management firm. From 1979 until 1998, Mr. Stowe was a general partner of WCAS. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild, Inc.). Mr. Stowe is also a director of MedQuist, Inc. a provider of medical record transcription services.

DIRECTORS' FEES

     We pay non-employee directors $2,500 quarterly and $1,500 for each special Board of Directors or committee meeting that they attend, and reimburse them for expenses incurred in attending those meetings.

     At our annual meeting on June 4, 2002, our shareholders approved the grant to James T. Kelly of options to purchase 250,000 shares of Common Stock outside of our 1999 Long-Term Incentive Stock Plan. The options had an exercise price of $2.48 per share, which was the fair market value of our Common Stock on December 12, 2001, the date Mr. Kelly became a director, and vested in their entirety on June 4. These options were granted to Mr. Kelly as an inducement to him to serve on our Board of Directors.

     On December 12, 2001, William W. Neal, Ellen A. Rudnick, Galen D. Powers, Richard H. Stowe and Randolph G. Brown were each granted options under our 1999 Long-Term Incentive Stock Plan to purchase 60,000 shares of Common Stock, at an exercise price of $2.48 per share (the fair market value of the Common Stock on such date). The options vest one-third on the date of grant and one-third annually thereafter on the anniversary date of the grant.

     On December 15, 2000, William W. Neal, Ellen A. Rudnick, and Galen D. Powers were each granted options under our 1999 Long-Term Incentive Stock Plan to purchase 25,000 shares of Common Stock, at an exercise price of $1.07 per share (the fair market value of the Common Stock on such date). The options vest one-third on the date of grant and one-third thereafter annually on the anniversary date. In addition, on December 15, 2000, Richard H. Stowe and Randolph G. Brown were each granted options under our 1999 Long-Term Incentive Stock Plan to purchase 150,000 shares of Common Stock, at an exercise price of $1.07 per share (the fair market value of the Common Stock on such date). The options vest as follows: 30,000 on the date of grant, 45,000 shares on the first anniversary, and the remaining 75,000 shares thereafter in eight equal quarterly installments. This grant represented 25,000 options for service as Board members consistent with the grant above made to the other outside directors, 25,000 options for additional Board member service for participation in our strategic review, divestiture assessment and operational re-engineering, and 100,000 options for additional consulting service beyond their status as Board members for participation in our strategic review, divestiture assessment and operational re-engineering.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during fiscal year 2002. Each director attended at least 75% of the aggregate of the total number of meetings of (a) the Board of Directors, and (b) the committees on which the director served.

     The committees of the Board of Directors consist of an Audit and Compliance Committee and a Compensation Committee.

     AUDIT AND COMPLIANCE COMMITTEE. The Audit and Compliance Committee recommends to the Board of Directors the annual appointment of independent certified public accountants with whom the Committee reviews audit fees, the scope and timing of the audit, the adequacy of internal controls, and any other services rendered. The functions of the Audit and Compliance Committee also include review of corporate compliance and related matters. The Audit and Compliance Committee is comprised of Messrs. Powers, Brown and Stowe. The Audit and Compliance Committee held four meetings during fiscal year 2002.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and recommends the compensation and bonuses of the executives of the Company. The Compensation Committee also administers our 1999 Long-Term Incentive Stock Plan, Employee Stock Purchase Plan, and 1995 Non-Employee Director Stock Option Plan. Until December 2002, the Compensation Committee was comprised of Messrs. Neal and Stowe. In November 2002, the Committee nominated and our Board of Directors approved the appointment of James T. Kelly as a third member of the Compensation Committee beginning December 2002. The Committee held two meetings during fiscal year 2002.

SPECIAL COMMITTEE

     In late January 2003 we received a subpoena issued under the Health Insurance Portability and Accountability Act of 1996 from the United States Attorney's Office for the Southern District of New York in connection with an investigation relating to possible health care offenses. The subpoena seeks the production of certain documents from January 1982 to present relating to medical reimbursement claims submitted by us to Medicare, Medicaid, and other federal healthcare programs, particularly on behalf of a significant client. At this point in the investigation, the United States Attorney's Office has not filed any complaint asserting any violations of law.

     On January 30, 2003, the Board of directors formed a Special Committee, consisting of Mssrs. Stowe (chairperson), Kelly and Brown to supervise our response to the Department of Justice, supervise our defense during the course of the investigation and to conduct such investigations, with counsel, as the committee may deem necessary.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act) and the rules issued thereunder, our executive officers and directors are required to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of Common Stock. Copies of such reports are required to be furnished to us. Based solely on review of the copies of such reports furnished to us, or written representations that no other reports were required, we believe that during fiscal year 2002 all of our executive officers and directors complied with the requirements of Section 16(a), except Robert M. Holster, an executive officer, did not timely report the acquisition of 700 shares of Common Stock on September 11, 2002 and a grant of 125,000 stock options on December 19, 2002, William F. Miller, an executive officer, did not timely report a grant of 125,000 stock options on December 19, 2002, Philip Rydzewski, an executive officer, did not timely report a grant of 100,000 stock options on December 19, 2002, and William C. Lucia, an executive officer, did not timely report a grant of 100,000 stock options on December 19, 2002. In each of these exception instances, the report was one day late beyond the current reporting deadline of two days, which became effective August 31, 2002.

     ADDITIONAL INFORMATION REGARDING COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS IS PROVIDED ON PAGES 18 THROUGH 25 OF THIS PROXY STATEMENT.

2. PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO LOWER FROM TWO-THIRDS TO A MAJORITY THE VOTE REQUIRED FOR SHAREHOLDERS TO AUTHORIZE OUR MERGER, CONSOLIDATION OR DISSOLUTION OR ANY SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ALL OR SUBSTANTIALLY ALL OUR ASSETS.

     Subject to shareholder approval, the Board of Directors has authorized an amendment to our restated certificate of incorporation to lower from two-thirds to a majority of the voting power the vote required for shareholders to authorize any merger, consolidation or dissolution or any sale, lease, exchange or other disposition of all or substantially all of our assets. The proposed amendment would delete current Article SIXTH of our restated certificate of incorporation and replace it with a new Article SIXTH as follows:

          "(a) The required vote for authorization by shareholders of a merger or consolidation of the Corporation, pursuant to Section 903 of the Business Corporation Law, shall be a majority of the votes of the shares of the Corporation entitled to vote thereon. Such vote shall be in addition to any class vote that may be required by Section 903 of the Business Corporation Law.

          (b) The required vote for approval by shareholders of a sale, lease, exchange or other disposition of all or substantially all the assets of the Corporation, pursuant to Section 909 of the Business Corporation Law, shall be a majority of the votes of all outstanding shares of the Corporation entitled to vote thereon.

          (c) The required vote for authorization by shareholders of a dissolution of the Corporation, pursuant to Section 1001 of the Business Corporation Law, shall be a majority of the votes of all outstanding shares of the Corporation entitled to vote thereon."

     We are a New York corporation, governed both by the provisions of our charter and by the New York Business Corporation Law (BCL). Amendments to the BCL effective in 1998 provide that, for new corporations, the required shareholder vote to authorize these specified transactions is a majority of the outstanding voting power. Although we were incorporated in 2002, we chose to adopt the charter provisions of our predecessor, Health Management Systems, Inc. (which was organized in 1974), to simplify our recently completed reorganization as a holding company. The BCL permits us to amend our charter to reduce the shareholder vote required for such specified transactions from two-thirds to a majority of the outstanding voting power.

     Currently, our restated certificate of incorporation requires a vote of two-thirds of the voting power of our shareholders to authorize (i) a merger or consolidation; (ii) a sale, lease, exchange, or other disposition of all or substantially all of our assets; or (iii) a dissolution. The Board recommends an amendment to the restated certificate of incorporation to permit authorization of any of these transactions by a vote of a majority of the voting power consistent with requirements for corporations organized in New York after 1998 and corporations in numerous other states.

     The Board believes this amendment is advisable because it would give us greater flexibility in approving any of these specified transactions, would limit the ability of a minority of the shareholders to block a transaction approved by the majority, and would make it easier to solicit the required positive votes to approve any of these transactions. Many states, including Delaware (the jurisdiction of incorporation of many major corporations), only require a majority vote unless a company's certificate of incorporation provides to the contrary.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

3. PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO LIMIT DIRECTORS' LIABILITY.

     Subject to shareholder approval, the Board of Directors has authorized an amendment to our restated certificate of incorporation which would limit the personal liability of members of the Board of Directors to us or any of our shareholders resulting from breaches of the directors' fiduciary duties under certain circumstances. The proposed amendment would add a new Article NINTH to our restated certificate of incorporation as follows:

          "Pursuant to Section 402(b) of the Business Corporation Law, the liability of the Corporation's directors to the Corporation or its shareholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

     This amendment is intended to facilitate our ability to attract and retain qualified directors to serve on the Board of Directors and to protect against unfavorable changes in the cost of obtaining directors' and officers' liability insurance. By approving this amendment, we, like numerous other New York corporations, would receive the benefits conferred by the New York legislature when it amended the BCL in 1987 to provide directors substantially broader protection from the risks of personal liability in the wake of expanded litigation and reduced and more costly availability of directors' and officers' liability insurance.

     The proposed amendment would give our directors the full protection against personal liability that is permitted under the BCL by eliminating the personal liability of our directors and our shareholders for monetary damages for breach of duties as a director except for acts or omissions which: (i) are in bad faith; (ii) involve intentional misconduct; (iii) involve a knowing violation of law; (iv) result in a director personally gaining a financial profit or other advantage to which he/she was not legally entitled; or (v) constitute a violation of Section 719 of the BCL. The proposed limitation of director liability will not be applicable to any act or omission occurring prior to the adoption of the amendment.

     Adoption of the amendment would limit the remedies otherwise available to a shareholder seeking to challenge a decision by the Board of Directors, even if such a decision was grossly negligent. While the amendment limits the directors' liability for monetary damages for breach of fiduciary duty, it would not limit the availability of equitable remedies such as an injunction or rescission based on a director's breach of those duties, nor apply to claims against a director arising out of actions taken as an officer of the Company or limit a shareholder's ability to seek relief under any other law, including the federal securities laws. Although equitable remedies such as injunction and rescission would continue to be available, the amendment may nevertheless reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of duty, even though such an action, if successful, might have benefited the Company and its shareholders.

     The Board of Directors believes that the amendment strikes the proper balance between the need to attract and retain highly qualified directors and the need to hold directors accountable to us and our shareholders for actions that are not in our best interest. Many states, including Delaware (the jurisdiction of incorporation of many major corporations), and many major corporations have similar provisions in their Certificates of Incorporation. Shareholders should note, however, that because our directors may benefit from the added protection the amendment provides, the directors have a personal interest in its adoption.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

4.  PROPOSED AMENDMENT TO 1999 LONG-TERM INCENTIVE STOCK PLAN.

     Subject to the approval of shareholders, the Board of Directors has amended our 1999 Long-Term Incentive Stock Plan (the 1999 Plan) as follows:

     - The number of shares of Common Stock available for issuance under the 1999 Plan has been increased from 4,751,356 shares to 6,251,356 shares, an increase of 1,500,000 shares;

     - The maximum number of shares for which awards may be granted to any one participant in any calendar year has been increased from 150,000 to 300,000 shares.

     The Board of Directors believes that our best interests will be served by adopting this amendment to the 1999 Plan. The Board of Directors believes awards made under the 1999 Plan have enabled us to better compete for qualified personnel, to retain such personnel in our employ, and to motivate such personnel and align their long-term interests with those of shareholders. To remain competitive in attracting and retaining qualified employees and to continue to provide such employees proper motivation and incentive, the Board of Directors believes that the proposed amendment increasing the number of shares available under the 1999 Plan and the maximum number of shares for which awards may be granted to any one participant in any calendar year should be approved.

     In addition, shareholder approval of this amendment will constitute approval of the amended terms of the 1999 Plan, and reapproval of the performance criteria upon which performance-based awards that are intended to be deductible by us under Section 162(m) of the Internal Revenue Code of 1986 (the "Code") may be used under the 1999 Plan. Where the Compensation Committee has authority to change the performance criteria, this reapproval is required every five years in order for such awards to continue to be treated as qualified performance-based compensation under Section 162(m) of the Code and therefore to be fully deductible by us.

SHARES SUBJECT TO THE 1999 PLAN

     In 1999, the shareholders of Health Management Systems, Inc. adopted the 1999 Plan and authorized 4,751,356 shares for award thereunder. We assumed the 1999 Plan in connection with our recently completed reorganization as a holding company. As of March 31, 2003, a total of 274,226 of those shares remained available for award.

DESCRIPTION OF THE 1999 PLAN

  GENERAL

     Under the 1999 Plan, we may grant stock options, stock appreciation rights
(SARs), or stock awards, as discussed in greater detail below. Awards may be granted singly, in combination, or in tandem and may be evidenced by an agreement that sets forth the terms, conditions, and limitations of such award. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other compensation plan of ours, including the plan of any entity acquired by (or whose assets are acquired by) us. Reference is made to Exhibit A to this Proxy Statement for the complete text of the 1999 Plan, as proposed to be amended, which is summarized below.

     All employees (including those employees at our subsidiaries), as well as our directors, are eligible to participate in the 1999 Plan. Currently, 126 employees and directors participate in the 1999 Plan.

ADMINISTRATION

     The 1999 Plan is administered by the Compensation Committee of the Board of Directors (the Committee) that consists of at least two members, all of whom are "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code.

     The 1999 Plan is intended to provide participants with stock-based incentive compensation that is not subject to the deduction limitations under
Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to its chief executive officer and four most highly compensated executive officers other than the chief executive officer. However, "qualified performance-based compensation" is not subject to the $1 million deduction limit. To qualify as qualified performance-based compensation, the following requirements must be satisfied: (i) the performance goals are determined by a committee consisting solely of two or more "outside directors;"
(ii) the material terms under which the compensation is to be paid, including the performance criteria, are approved by a majority of the corporation's shareholders; and (iii) if applicable, the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. In the case of stock options and stock appreciation rights, the compensation is deemed to satisfy the above requirements if the grant or award is made by the compensation committee; the plan under which the option or right is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee; and, under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. Certain of the awards made under the 1999 Plan (such as stock options offered at fair market value) will meet these tests; others (such as stock awards) will rely on the more general rules for qualified performance-based compensation in order to not be subject to the $1 million limitation. As noted above, the Committee will consist solely of "outside directors" for purposes of Section 162(m) of the Code. As a result, and based on regulations issued by the United States Department of the Treasury, certain compensation under the 1999 Plan, such as that payable with respect to stock options and SARs, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the 1999 Plan, such as any restricted stock award which is not subject to a performance condition to vesting, may be subject to such limit.

     Subject to the express provisions of the 1999 Plan, the Committee has broad authority to administer and interpret the 1999 Plan as it deems necessary and appropriate. This authority includes, but is not limited to, selecting award recipients, establishing award terms and conditions, adopting procedures and regulations governing awards, and making all other determinations necessary or advisable for the administration of the 1999 Plan. The Committee may provide for the transferability of an award, including transfers to immediate family members of a participant. Except with respect to grants to persons who are subject to
Section 16 of the Exchange Act, or who are or are likely to be "covered employees" within the meaning of Section 162(m) of the Code, the Committee may delegate some or all of its authority to administer the 1999 Plan to the chairman and chief executive officer or another of our executive officers.

  AVAILABLE SHARES

     The 1999 Plan, as proposed to be amended, authorizes the issuance, in the aggregate, of up to 6,251,356 shares, provided, that the number of shares subject to awards granted in substitution of awards issued by an entity acquired by (or whose assets are acquired by) us will not reduce the number of shares available under the 1999 Plan. To the extent shares subject to outstanding awards under the 1999 Plan are not issued by reason of the expiration, termination, cancellation, or forfeiture of such award or by reason of the tendering or withholding of shares of Common Stock to pay all or a portion of the purchase price, or to satisfy all or a portion of the tax withholding obligations relating to such award, and to the extent shares acquired pursuant to the exercise of an option or other award are repurchased by us, then such shares of Common Stock will again be available under the 1999 Plan. In the event of a stock dividend, stock split, merger, consolidation, recapitalization, spin-off, or other similar change or event, the number of available shares may be adjusted, as the Committee in its discretion deems appropriate.

     If the proposed amendment to the 1999 Plan is approved, the maximum number of shares of Common Stock for which awards may be granted to any person in any calendar year will be 300,000 shares.

  EFFECTIVE DATE, TERMINATION AND AMENDMENT

     If approved by shareholders, the proposed amendment to the 1999 Plan will become effective as of the date of such approval. No stock options, SARs or other awards may be granted under the 1999 Plan after January 10, 2009, which is the day before the tenth anniversary of the date of the original adoption of the 1999 Plan by the Board of Directors of Health Management Systems, Inc. The Board of Directors may amend the 1999 Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule, or regulation and provided that no amendment may be made without shareholder approval if such amendment would (i) increase the maximum number of shares of Common Stock available under the 1999 Plan or (ii) effect any change inconsistent with
Section 422 of the Code.

  STOCK OPTIONS

     A stock option represents the right to purchase a specified number of shares of Common Stock during a specified period, typically up to ten years, as determined by the Committee. The purchase price per share for each stock option may not be less than 100% of the fair market value on the date of grant; provided that a stock option granted in substitution of an award granted by an entity acquired by (or whose assets are acquired by) us may be granted with a purchase price that preserves the economic value of the award and with respect to a stock option granted retroactively in substitution for an option or SAR, the purchase price per share may be the fair market value on the grant date of the option or SAR. A stock option may be in the form of an incentive stock option or a non-qualified stock option. In the case of an incentive stock option granted to an optionee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of our stock or our parent or subsidiaries, as defined in the Code, the exercise price per share may not be less than 110% of the fair market value on the date of grant and the option may not be exercisable more than five years after the date granted. The shares covered by a stock option may be purchased, in accordance with the applicable award agreement, by cash payment or other method permitted by the Committee, including (i) tendering shares of Common Stock, (ii) authorizing third party exercise transactions, or (iii) any combination of the above.

  SARS

     An SAR represents a right to receive a payment, in cash, shares of Common Stock, or a combination thereof, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the fair market value of such shares on the date the SAR was granted. However, if an SAR is granted retroactively in substitution for a stock option, the fair market value may be the fair market value on the date the stock option was granted. The Committee may grant SARs alone or together with stock options. The Committee has not awarded SARs in the past and has no current intention of making this type of award in the future.

  STOCK AWARDS

     A stock award represents an award made in or valued, in whole or in part, by reference to shares of Common Stock. All or part of a stock award may be payable in shares of Common Stock and may be subject to conditions and restrictions established by the Committee. Such conditions may include, but are not limited to, continuous service with us and our subsidiaries and/or the achievement of performance goals. The performance criteria that may be used by the Committee in granting stock awards contingent on performance goals consist of total shareholder return, net sales, operating income, income before taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios, including return on invested capital, return on equity and return on investment, cash flows, market share, or cost reduction goals. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based on Company or business unit performance, or on comparative performance with other companies. The Committee has not granted stock awards in the past and has no current intention of making this type of award in the future.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain federal income tax consequences generally arising with respect to awards under the 1999 Plan.

     A participant will not recognize taxable income at the time a stock option is granted and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price. We will be entitled to a corresponding deduction, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. In the year a participant exercises an incentive stock option, however, the participant must include in the calculation of alternative minimum taxable income the excess of the shares' fair market value on the date of exercise over the exercise price. If the shares acquired by exercise of an incentive stock option are held for both two years from the date the stock option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of
(a) the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over (b) the exercise price, and we will be entitled to a corresponding deduction.

     A participant will not recognize taxable income at the time SARs are granted and we will not be entitled to a tax deduction at such time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by us. This amount will be deductible by us as compensation expense, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply.

     A participant will not recognize taxable income at the time restricted stock is granted and we will not be entitled to a tax deduction at such time, unless the participant makes an election, pursuant to Section 83(b) of the Code, to be taxed at such time. If such election is not made within 30 days of the transfer of the stock, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions will be deductible by us as compensation expense, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid and provided we report these amounts on a properly filed Form W-2 or 1099, as applicable, we will be entitled to a corresponding deduction, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply.

     A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time bonus stock (i.e., stock not subject to restriction) is granted in an amount equal to the then fair market value of such stock. This amount will be deductible by us as compensation expense, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply.

     A participant will not recognize taxable income at the time performance restricted units (i.e., stock awards which are subject to performance criteria) are granted, and we will not be entitled to a tax deduction at such time. Upon the settlement of such units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by us. This amount will be deductible by the Company as compensation expense, except to the extent the deduction limits of reasonable compensation and Section 162(m) of the Code apply.

  STOCK PRICE

     On April 17, 2003, the closing price of the Common Stock on the Nasdaq-Amex National Market System was $[insert].

  NEW PLAN BENEFITS

     Since the Committee in its sole discretion will authorize awards, it is not possible to determine the benefits or amounts that will be received by any particular employee or group of employees in the future. Information about stock options awarded during fiscal year 2002 under the 1999 Plan to the executive officers named in the Summary Compensation Table Information appears at page 21 of this Proxy Statement under the heading "Option Granted in the Last Year."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE 1999 LONG-TERM INCENTIVE STOCK PLAN.

5.  RATIFICATION OF THE SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, in accordance with the recommendation of the Audit and Compliance Committee, has selected, subject to ratification by shareholders, KPMG LLP, independent certified public accountants, to audit our consolidated financial statements and our subsidiaries for fiscal year 2003. KPMG LLP has audited the financial statements of our predecessor, Health Management Systems, Inc. since 1981.

  AUDIT FEES

     The aggregate fees billed and expected to be billed by KPMG LLP for the audit of our annual financial statements for fiscal year 2002, and for the review of the financial statements included in our quarterly reports on Form 10-Q for fiscal year 2002 are estimated to be approximately $161,800. The final amount of such fees is still subject to review by KPMG LLP and review and approval by us and the Audit and Compliance Committee.

  ALL OTHER FEES

     The aggregate other fees billed by KPMG LLP for work performed in fiscal year 2002 for audits of our employee benefit plans, for work on various of our filings with the Securities and Exchange Commission and for the review of our Form S-4 combined Registration Statement/Proxy Statement in connection with the Agreement and Plan of Merger related to our corporate reorganization were approximately $82,000. There were no fees billed by KPMG LLP for financial information systems design and implementation during fiscal year 2002. The Audit and Compliance Committee considered whether the provision of such other services was compatible with maintaining KPMG LLP's independence.

     We expect representatives of KPMG LLP to attend the Meeting, to be available to respond to appropriate questions from shareholders, and to have the opportunity to make a statement if so desired.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2003.

                             ADDITIONAL INFORMATION

STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 2003 by (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each executive officer identified in the Summary Compensation Table below, (c) each director and nominee for director, and (d) all executive officers and directors as a group. Except as otherwise noted, the named shareholder had sole voting and investment power with respect to such securities.

NAME                                                           AMOUNT        PERCENTAGE
----                                                          ---------      ----------
Welch Capital Partners(a)...................................  1,482,808         8.12%
  101 E. 52nd Street, 31st Floor
  New York, NY 10022
Dimensional Fund Advisors Inc.(b)...........................  1,238,575         6.78%
  1229 Ocean Avenue, 11th Floor,
  Santa Monica, CA 90401
Benson Associates(c)........................................    971,046         5.32%
  111 SW 5th Avenue, #2130
  Portland, OR 97204-3624
AIM Management Group(d).....................................    890,200         4.90%
  11 Greenway Plaza, Suite 100
  Houston, TX 77046
William F. Miller III(e)....................................  1,196,012         6.34%
Robert M. Holster(f)........................................    567,577         3.03%
William C. Lucia(g).........................................    141,862            *
Philip Rydzewski(h).........................................    133,335            *
Randolph G. Brown(i)........................................    173,500            *
James T. Kelly(j)...........................................    270,000         1.46%
William W. Neal(k)..........................................    119,295            *
Galen D. Powers(l)..........................................     91,810            *
Ellen A. Rudnick(m).........................................     81,125            *
Richard H. Stowe(n).........................................    235,062         1.27%
All executive officers and directors as a group (10
  persons)(o)...............................................  3,009,578        14.70%

---------------
 *   denotes percentage of ownership is less than 1%.

(a) The number of shares beneficially owned is based on a Schedule 13G/A filed by Welch Capital Partners, LLC with the Securities and Exchange Commission as of December 31, 2002.

(b) According to its Schedule 13G/A for the year ended December 31, 2002, Dimensional is a registered investment advisor which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. The shares of Common Stock are owned by these funds.

(c) The number of shares beneficially owned is based upon information on a
    Schedule 13G filed by Benson Associates LLC with the Securities and Exchange Commission as of December 31, 2002.

(d) The number of shares beneficially owned is based upon information on a
    Schedule 13F filed by AIM Management Group with the Securities and Exchange Commission as of December 31, 2002.

(e) Includes outstanding options to purchase 547,917 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2003. Also includes additional outstanding options to purchase 50,000 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2003, held in trust for the benefit of Mr. Miller's children.

(f) Includes outstanding options to purchase 491,667 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2003. Also includes 27,996 shares of Common Stock owned by members of the family of Mr. Holster, as to which Mr. Holster disclaims beneficial ownership.

(g) Includes outstanding options to purchase 137,168 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2003.

(h) Includes outstanding options to purchase 133,335 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2003.

(i) Includes outstanding options to purchase 173,500 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2003.

(j) Includes outstanding options to purchase 250,000 shares of Common Stock that are currently exercisable. Also includes 20,000 shares of Common Stock owned by members of the family of Mr. Kelly, as to which Mr. Kelly disclaims beneficial ownership.

(k) Includes 32,979 shares of Common Stock owned by members of the family of Mr. Neal, as to which Mr. Neal disclaims beneficial ownership. Also includes outstanding options to purchase 81,875 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2003.

(l) Includes 237 shares of Common Stock owned by members of the family of Mr. Powers, as to which Mr. Powers disclaims beneficial ownership. Also includes outstanding options to purchase 86,375 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2003.

(m) Includes outstanding options to purchase 78,125 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2003.

(n) Includes 9,000 shares of Common Stock owned by members of the family of Mr. Stowe, as to which Mr. Stowe disclaims beneficial ownership. Also includes outstanding options to purchase 178,750 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2003.

(o) Includes outstanding options to purchase 2,208,712 shares of Common Stock that are currently exercisable or will become exercisable before May 30, 2003.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for the years ended December 31, 2002 and 2001, the two month transition period ended December 31, 2000, and fiscal year ended October 31, 2000 awarded to or earned by our Chief Executive Officer and by each of our three other current most highly compensated executive officers.

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                      ------------
                                              ANNUAL COMPENSATION        STOCK
                                              -------------------       OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION     FISCAL YEAR    SALARY     BONUS         AWARDED      COMPENSATION(A)
---------------------------     -----------   --------   --------     ------------   ---------------
William F. Miller III(b)......     2002       $400,000   $545,000(b)    125,000          $6,000
  Chairman and                     2001        400,000    574,000(b)    825,000           5,100
  Chief Executive Officer       Transition      66,667         --            --              --
                                   2000         33,333         --            --              --
Robert M. Holster(c)..........     2002        325,000    162,500       125,000           6,000
  President and                    2001        243,750    100,000       775,000           4,828
  Chief Operating Officer       Transition          --         --            --              --
                                   2000             --         --            --              --
William C. Lucia(d)...........     2002        225,000    128,250       100,000           4,875
  President, Health                2001        206,000    135,000       185,000           2,725
  Management Systems, Inc.      Transition      28,333         --            --              --
  (a wholly-owned subsidiary)      2000        150,000         --            --           3,025
Philip Rydzewski(e)...........     2002        196,667     80,000       100,000           3,400
  Chief Financial Officer          2001         91,077     44,000       150,000           1,200
                                Transition          --         --            --              --
                                   2000             --         --            --              --

---------------
(a) Includes matching contributions under our 401(k) Plan.

(b) Mr. Miller joined us as Chief Executive Officer and a director as of October 2, 2000. Mr. Miller's entire bonuses, after deduction for related payroll taxes, were applied to pay the first and second principal installments and accrued interest on his indebtedness to the Company arising from the purchase of shares of our Common Stock in January 2001. See "Employment Agreements".

(c) Mr. Holster joined us as President and Chief Operating Officer during 2001.

(d) Mr. Lucia joined us in 1996 and was appointed President of Health Management Systems, Inc. in April 2003.

(e) Mr. Rydzewski joined us during June 2001.

EMPLOYMENT AGREEMENTS

William F. Miller III -- Chief Executive Officer

     On October 2, 2000, Mr. Miller entered into an employment agreement (the Agreement) with us. The Agreement provides for his employment through October 2, 2003 (the Employment Term) (subject to earlier termination in certain circumstances as described below), at a base salary of $400,000 per year. Mr. Miller is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the Employment Term, in each case as may be determined by our Board of Directors in its sole discretion on the basis of performance-based or such other criteria as may be established from time to time by our Board of Directors. Mr. Miller shall receive a minimum bonus from us in respect of each of the first two fiscal years (or portion thereof) occurring during the Employment Term (pro rated for any portion of a fiscal year occurring during the Employment Term), of $80,000 and $40,000 for the fiscal years ending October 31, 2001 and 2002, respectively, payable on the December 15 following the end of such fiscal year.

     On January 10, 2001, as a condition of Mr. Miller's employment, our former Accelerated Claims Processing, Inc. subsidiary, a Delaware corporation, provided the financing for Mr. Miller to purchase directly from us 550,000 shares of Common Stock. The loan, in the original principal amount of $721,785, bore interest at the rate of 6.5% per annum, and was payable annually in two equal installments commencing January 2002. The loan was a full recourse loan and was secured by the purchased shares and the shares issuable upon the exercise of stock options. The bonus otherwise payable to Mr. Miller was applied to pay the first and second installments of principal and interest on Mr. Miller's note to the Company in January 2002 and 2003, respectively.

     Also in connection with his employment, on January 10, 2001, the Compensation Committee granted Mr. Miller 750,000 options to purchase shares of Common Stock at an exercise price of $1.31 per share (the then current market price), with 100,000 shares vesting on the first anniversary of the grant, and the remaining 650,000 shares vesting thereafter in eight equal quarterly installments. These options were not granted pursuant to our 1999 Long-Term Incentive Stock Plan and, therefore, the shares of Common Stock issuable upon the exercise of these options are "restricted securities" within the meaning of the federal securities laws.

     If we terminate Mr. Miller's employment without cause or if his employment ceases within 45 days of a change in control of the Company (both as defined in the Agreement), Mr. Miller will be entitled to a continuation of salary and group medical insurance for 24 months following termination of employment. In addition, certain of his unvested options accelerate and certain restrictions on his Common Stock are eliminated in the case of a change in control.

Robert M. Holster -- President and Chief Operating Officer

     On March 30, 2001, Mr. Holster entered into an employment agreement (the Holster Agreement) with us. The Holster Agreement provides for his employment through October 30, 2004 (the Holster Employment Term) (subject to earlier termination in certain circumstances as described below), at a base salary of $325,000 per year. Mr. Holster is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the Holster Employment Term, in each case as may be determined by our Board of Directors in its sole discretion on the basis of performance-based or such other criteria as may be established from time to time by our Board of Directors. Additionally, the Holster Agreement provided a specific bonus of $50,000 upon the successful divestiture of the Company's Health Care microsystems, Inc. subsidiary, which Mr. Holster received in January 2002.

     Also in connection with his employment, on March 30, 2001, the Compensation Committee granted Mr. Holster 700,000 options to purchase shares of Common Stock at an exercise price of $1.19 per share (the then current market price), with 100,000 shares vesting on the first anniversary of the grant, and the remaining 600,000 shares vesting thereafter in eight equal quarterly installments. These options were not granted pursuant to our 1999 Long-Term Incentive Stock Plan and, therefore, the shares of Common Stock issuable upon the exercise of these options are "restricted securities" within the meaning of the federal securities laws.

     If we terminate Mr. Holster's employment without cause or if his employment ceases within 45 days of a change in control of the Company (both as defined in the Holster Agreement), Mr. Holster will be entitled to a continuation of salary and group medical insurance for 24 months following termination of employment. In addition, certain of his unvested options accelerate in the case of a change in control.

William Lucia -- President, Health Management Systems, Inc.

     On January 1, 2003, Mr. Lucia entered into an employment agreement (the Lucia Agreement) with us. The Lucia Agreement provides for his employment through January 1, 2006 (the Lucia Employment Term) (subject to earlier termination in certain circumstances as described below), at a base salary of $225,000 per year. Mr. Lucia is eligible to receive bonus compensation from us in respect of each fiscal year (or portion thereof) during the Lucia Employment Term in an amount of 50% of salary, in each case as may be determined by our Board of Directors in its sole discretion on the basis of meeting the business objectives established from time to time by our Board of Directors for our Payor Services business, which is now conducted by our Health Management Systems, Inc. subsidiary.

     Also in connection with his employment, Mr. Lucia is eligible for consideration by our Board of Directors for awards of stock options under any stock option plan that may be established by us for our subsidiaries' key employees, the amount, if any, of shares for which options may be granted to Mr. Lucia to be in the sole discretion of our Board of Directors.

     If we terminate Mr. Lucia's employment without "cause", Mr. Lucia will be eligible to receive a continuation of salary and group medical insurance for 12 months following termination of employment.

STOCK OPTIONS

     Our 1999 Long-Term Incentive Stock Plan allows grants of stock options and other rights relating to our Common Stock. In general, whether exercising stock options is profitable depends on the relationship between the Common Stock's market price and the option's exercise price, as well as on the optionee's investment decisions. Options that are "in the money" on a given date can become "out of the money" if prices change on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the optionee. The following two tables give more information on stock options.

     The following table sets forth selected option grant information for the years ended December 31, 2002 and 2001 with respect to options awarded to the Chief Executive Officer and each of our other three current most highly compensated executive officers.

                        OPTIONS GRANTED IN THE LAST YEAR

                                                                                  POTENTIAL REALIZABLE VALUE
                                                                                   AT ASSUMED ANNUAL RATES
                                 NUMBER    % OF TOTAL                            OF STOCK PRICE APPRECIATIONS
                       TYPE OF     OF       OPTIONS      EXERCISE                     FOR OPTION TERM(B)
                       OPTION    OPTIONS   GRANTED TO    PRICE PER   EXPIRATION  ----------------------------
NAME                   GRANTED   GRANTED  EMPLOYEES(A)     SHARE        DATE         5%               10%
----                   -------   -------  ------------   ---------   ----------  -----------      -----------
YEAR ENDED DECEMBER 31, 2002
William F. Miller         NQ      37,025       3.1%        $3.41     12/19/2012   $ 79,401         $201,218
  III................
                         ISO      87,975       7.3%         3.41     12/19/2012    188,665          478,115
                                 -------      ----                                --------         --------
                                 125,000      10.4%                  12/19/2012    268,066          679,333
                                 -------      ----                                --------         --------
Robert M Holster.....     NQ      73,389       6.1%         3.41     12/19/2012    157,385          398,845
                         ISO      51,611       4.3%         3.41     12/19/2012    110,681          280,488
                                 -------      ----                                --------         --------
                                 125,000      10.4%                  12/19/2012    268,066          679,333
                                 -------      ----                                --------         --------
William Lucia........     NQ      90,657       7.5%         3.41     12/19/2012    194,417          492,690
                         ISO       9,343       0.8%         3.41     12/19/2012     20,036           50,776
                                 -------      ----                                --------         --------
                                 100,000       8.3%                  12/19/2012    214,453          543,466
                                 -------      ----                                --------         --------
Philip Rydzewski.....     NQ      76,882       6.4%         3.41     12/19/2012    164,876          417,828
                         ISO      23,118       1.9%         3.41     12/19/2012     49,577          125,638
                                 -------      ----                                --------         --------
                                 100,000       8.3%                                214,453          543,466
                                 -------      ----                                --------         --------

---------------
(a) Represents individual option grant as a percentage of total options issued in the year ended December 31, 2002.

(b) The hypothetical potential appreciation shown in these columns reflects the required calculations at compounded annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future price appreciation of the Common Stock.

     The following table sets forth selected stock option exercise information for the year ended December 31, 2002 and the number and value of stock options as of December 31, 2002 relating to the Chief Executive Officer and each of our other three most highly compensated executive officers.

                  STOCK OPTIONS EXERCISED IN THE LAST YEAR AND
                    RELATED PERIOD-ENDED STOCK OPTION VALUES

                                                             NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                   SHARES                    OPTIONS AT PERIOD-END       OPTIONS AT PERIOD-END(A)
                                 ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
YEAR ENDED DECEMBER 31, 2002
William F. Miller III..........       --           --       435,417        514,583       $851,104       $974,146
Robert M Holster...............       --           --       416,667        483,333        847,167        947,583
William Lucia..................       --           --       137,168        185,332        162,668        174,532
Philip Rydzewski...............       --           --       116,668        133,332        119,835        127,665

---------------
(a) Value of unexercised "in-the-money" options is determined by multiplying the number of shares subject to such options by the difference between the exercise price per share and $3.60, the closing price per share of the Common Stock on the Nasdaq-Amex National Market System on December 31, 2002.

EQUITY COMPENSATION PLAN INFORMATION

     The following table summarizes the total number of outstanding options and shares available for other future issuances of options under all of our equity compensation plans as of December 31, 2002.

                                                                                      NUMBER OF SECURITIES
                                                                                     REMAINING AVAILABLE FOR
                                     NUMBER OF SECURITIES      WEIGHTED-AVERAGE       FUTURE ISSUANCE UNDER
                                       TO BE ISSUED UPON       EXERCISE PRICE OF    EQUITY COMPENSATION PLANS
                                    EXERCISE OF OUTSTANDING   OUTSTANDING OPTIONS     (EXCLUDING SECURITIES
                                      OPTIONS AND RIGHTS          AND RIGHTS        REFLECTED IN COLUMN (A))
PLAN CATEGORY                                 (A)                     (B)                      (C)
-------------                       -----------------------   -------------------   -------------------------
Equity Compensation Plans approved
  by Shareholders.................         4,175,303(1)              $3.14                   346,976(2)
Equity Compensation Plans not
  approved by Shareholders(3).....         1,450,000                 $1.25
                                           ---------                 -----                   -------
Total.............................         5,625,303                 $2.65                   346,976

---------------
(1) This includes options to purchase shares outstanding: (i) under the 1999 Long-Term Incentive Plan, (ii) the 1995 Non-Employee Director Stock Option Plan, and (iii) 250,000 options approved by shareholders and granted to a director in June 2002.

(2) Of these shares: (i) 274,226 shares remain available for future issuance under our 1999 Long-Term Incentive Plan, and (ii) 72,750 shares remain available for issuance under the 1995 Non-Employee Director Stock Option Plan.

(3) Options issued under plans not approved by the shareholders include (i) 750,000 options granted in January 2001 to our Chairman and Chief Executive Officer in connection with his joining us, and (ii) 700,000 options granted in March 2001 to our President and Chief Operating Officer in connection with his joining us.

401(K) PLAN

     In November 1, 1997, we established a 401(k) Plan that permits an employee to contribute a portion of the employee's compensation, subject to certain limitations. At our discretion, we may make annual contributions to the 401(k) Plan for the benefit of participating employees. For the fiscal years ended December 31, 2002 and 2001, the two month transition period ended December 31, 2000, and the fiscal year ended October 31, 2000, 401(k) Plan expense was $451,000, $264,000, $95,000 and $653,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Richard H. Stowe and William W. Neal, each of whom is a non-employee director. In November 2002, the Committee nominated and our Board of Directors approved the appointment of James T. Kelly as a new member of the Compensation Committee beginning December 2002. No member of this Committee was at any time during fiscal year 2002 or at any other time an officer or employee of the Company. No executive officer of the Company served on the Compensation Committee of another entity or on any other committee of the Board of directors of another entity performing similar functions during our last fiscal year.

     Notwithstanding contrary statements set forth in any of our previous filings under the Securities Act of 1933 (the Securities Act) or the Exchange Act that might incorporate future filings, including this Proxy Statement, the Compensation Committee report, the Audit and Compliance Committee Report and the performance graph set forth below shall not be incorporated by reference into such future filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report provides an explanation of the philosophy underlying our executive compensation program and details on how decisions were implemented during fiscal year 2002 regarding the compensation paid to our executive officers.

     Our mission is to be a significant provider of quality services in the markets we serve. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to shareholders, we must compete for, attract, develop, motivate, and retain top quality executive talent at the corporate office and operating business units during periods of both favorable and unfavorable business conditions.

     Our executive compensation program is a critical management tool in achieving this goal. "Pay for performance" is the underlying philosophy for our executive compensation program. Consistent with this philosophy, the program has been carefully conceived and is independently administered by the Compensation Committee (the Committee) of the Board of Directors, which is comprised entirely of non-employee directors. The program is designed to link executive pay to corporate performance, including share price, recognizing that there is not always a direct correlation in the short-term between executive performance and share price.

     The program is designed and administered to:

     - reward individual and team achievements that contribute to the attainment of our business goals; and

     - provide a balance of total compensation opportunities, including salary, bonus, and longer-term cash and equity incentives, that are competitive with similarly situated companies and reflective of our performance.

     In seeking to link executive pay to corporate performance, the Committee believes that the most appropriate measure of corporate performance is the increase in long-term shareholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share, and return on shareholders' equity. The Committee may also consider qualitative corporate and individual factors which it believes bear on increasing our long-term value to our shareholders. These include: (i) revenue growth; (ii) increases in operating income; (iii) the attainment of specific financial goals; (iv) the development of competitive advantages; (v) the ability to deal effectively with the growing complexity of our businesses;
(vi) success in developing business strategies, managing costs, and improving the quality of our services as well as customer satisfaction; (vii) execution of divestitures, business unit closures, acquisitions, and strategic partnerships,
(viii) implementation of operating efficiencies, and (ix) the general performance of individual job responsibilities.

     Our executive compensation program consists of: (i) a base salary; (ii) an annual bonus; and (iii) a long-term incentive represented by stock options.

COMPENSATION OF EXECUTIVE OFFICERS

     Salary. In determining the amount of compensation to be paid to our executive officers, the Committee adheres to long established compensation policies pursuant to which executive compensation is determined. Base salary determinants include the prevailing rate of compensation for positions of like responsibility in the particular geographic area, the level of the executive's compensation in relation to our other executives with the same, more, or less responsibilities, and the tenure of the individual. To ensure both competitiveness and appropriateness of base salaries, we retain professional consultants on a periodic basis to update the job classification and pay scale structure pursuant to which individual executives (and the remainder of our employees) are classified and the pay ranges with which their jobs are associated.

     Bonus. Bonuses are intended to reward both overall corporate performance and an individual's participation in attaining such performance. From time to time, bonuses are also awarded to augment base salary when a determination has been made that an executive's salary is not competitive in light of the factors discussed above.

     Stock Options. The longer-term component of our executive compensation program consists of stock options. The options generally permit the option holder to buy the number of shares of the underlying Common Stock (an option exercise) at a price equal to or greater than the market price of the stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the term of the option. Generally a portion of the options vest over a period of several years and expire no later than ten years after grant. Stock options are granted upon the recommendation of management and approval of the Committee based upon their subjective evaluation of the appropriate amount for the level and amount of responsibility of each executive officer.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Determination of our compensation of William F. Miller III, our Chief Executive Officer, takes into account the factors described above as pertinent to the remainder of our executives and employees, while also taking into consideration the proprietary nature of our business and efforts expended in connection with development of our business strategy and service development activities. The Committee more specifically took into account Mr. Miller's (i) success in growing revenues, (ii) success in improving operating income compared to the prior year and in general, progressively during the year, (iii) achievement of certain specified financial targets, and (iv) success in leading and strengthening the executive team and the operating management teams. The Committee also took into account the amount of Mr. Miller's compensation relative to chief executive officers of comparable companies.

OTHER

     Section 162(m) of the Internal Revenue Code prohibits us from deducting any compensation in excess of $1 million paid to certain of its executive officers, except to the extent that such compensation is paid pursuant to a shareholder approved plan upon the attainment of specified performance objectives. The Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m), but reserves the right, in appropriate circumstances, to pay amounts which are not deductible.

                                          COMPENSATION COMMITTEE

                                          Richard H. Stowe, Chairman
                                          James T. Kelly
                                          William W. Neal

REPORT OF AUDIT AND COMPLIANCE COMMITTEE

     In accordance with a written charter adopted by the Audit and Compliance Committee (the Committee) of the Board of Directors (the Board), the Committee, among its other duties, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. During fiscal year 2002, the Committee met four times. The Committee discussed the interim financial information contained in each quarterly earnings announcement with the Company's Chief Executive Officer and Chief Financial Officer and independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor's independence. The Committee also discussed with senior management, including our Chief Financial Officer, and the independent auditors the quality and adequacy of our internal controls and organization, responsibilities, and budget. The Committee reviewed with both the independent auditors and our Chief Financial Officer their audit plans, audit scope and identification of audit risks.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of our financial statements. In addition, the Audit and Compliance Committee has received from the independent auditors the written disclosure required by Independence Standards Boards No. 1 (Independence Discussions with Audit Committee) and discussed with them their independence from the Company and its management. The Audit and Compliance Committee has considered whether the provision of nonaudit services by our independent auditor is compatible with the auditor's independence.

     The Committee reviewed our audited financial statements as of and for the fiscal year ended December 31, 2002 with management and the independent auditors. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that our audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.

                                          AUDIT AND COMPLIANCE COMMITTEE

                                          Galen D. Powers, Chairman
                                          Randolph G. Brown
                                          Richard H. Stowe

SHAREHOLDER RETURN PERFORMANCE GRAPHS

     The graph presented below provides a comparison between the cumulative total shareholder return (assuming the reinvestment of dividends) on the Common Stock since October 1997 and the Nasdaq U.S. companies index, the Nasdaq computer and data processing service companies index, and the Nasdaq health service companies index, over the same period. The graph assumes the investment of $100 in the Common Stock and each of the indices.
[PERFORMANCE GRAPH]

                                                                                       NASDAQ COMPUTER &
                                                                                        DATA PROCESSING         NASDAQ HEALTH
                                                HMSY           NASDAQ US COMPOSITE      SERVICES STOCKS        SERVICES STOCKS
                                                ----           -------------------     -----------------       ---------------
10/31/1997                                      100                    100                    100                    100
10/30/1998                                      106                    112                    129                     78
10/29/1999                                       66                    189                    242                     56
10/30/2000                                       23                    213                    258                     78
12/29/2000                                       23                    156                    174                     90
12/31/2001                                       48                    123                    140                     97
12/31/2002                                       55                     85                     97                     84

CERTAIN RELATIONSHIPS

     Galen D. Powers, a director since 1992, is the senior founding partner of Powers, Pyles, Sutter & Verville, P.C. (PPSV), a law firm specializing in healthcare and hospital law, which has provided legal and advisory services to us for many years. We expect PPSV to continue providing similar services in the future. The annual fees have not been significant or reportable.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the Meeting other than as set forth herein. If other matters properly come before the Meeting, the persons named as proxies will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Any shareholder proposals intended to be presented at our 2004 Annual Meeting of Shareholders must be received by the Secretary, HMS Holdings Corp., 401 Park Avenue South, New York, New York 10016, no later than December 30, 2003, in order to be considered for inclusion in our Proxy Statement and form of proxy relating to such meeting. Moreover, with regard to any proposal by a shareholder not seeking to have such proposal included in the Proxy Statement but seeking to have such proposal considered at the 2004 Annual Meeting, if such shareholder fails to notify us in the manner set forth above of such proposal no later than March 15, 2004 then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2004 Annual Meeting notwithstanding that shareholders have not been advised of the proposal in the Proxy Statement for the 2004 Annual Meeting. Any proposals submitted by shareholders must comply in all respects with (i) the rules and regulations of the Securities and Exchange

Commission, (ii) the provisions of our certificate of incorporation and by-laws, and (iii) applicable New York law.

ANNUAL REPORT

     Our 2002 Annual Report on Form 10-K is concurrently being mailed to shareholders. The Annual Report contains our consolidated financial statements and the report thereon of KPMG LLP, independent certified public accountants.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ KATHY L. ARENDT
                                          Kathy L. Arendt
                                          Secretary

Dated: April 30, 2003

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                                                       EXHIBIT A

                               HMS HOLDINGS CORP.

                1999 LONG-TERM INCENTIVE STOCK PLAN, AS AMENDED

ARTICLE I -- PURPOSES

     The purposes of the HMS Holdings Corp. 1999 Long-Term Incentive Stock Plan are to promote the interests of the Corporation and its shareholders by strengthening the Corporation's ability to attract and retain highly competent officers and other employees, and to provide a means to encourage stock ownership and proprietary interest in the Corporation by such persons. The 1999 Long-Term Incentive Stock Plan is intended to provide plan participants with stock-based incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), and should be construed to the extent possible as providing for remuneration which is "performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

ARTICLE II -- DEFINITIONS

     Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

          a. "AWARD" means, individually or in the aggregate, an award granted to a Participant under the Plan in the form of an Option, a Stock Award, or an SAR, or any combination of the foregoing.

          b. "BOARD" means the Board of Directors of HMS Holdings Corp.

          c. "COMMITTEE" means the Compensation Committee of the Board of Directors, a subcommittee thereof, or such other committee as may be appointed by the Board of Directors. The Committee shall be comprised of two or more members of the Board of Directors who shall be "non-employee directors" under Rule 16b-3 of the Exchange Act and "outside directors" under Section 162(m) of the Code.

          d. "CORPORATION" means HMS Holdings Corp., or any entity that is directly or indirectly controlled by HMS Holdings Corp., and its subsidiaries.

          e. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          f. "FAIR MARKET VALUE" means the fair market value of a Share as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a Share shall equal the average of the highest and the lowest quoted selling price of a Share as reported on the composite tape for the principal national securities exchange on which the Shares are traded on that date, or, in the event that the Shares are not listed for trading on a national securities exchange but are quoted on an automated system, on such automated system, in any such case on the valuation date (or, if there were no sales on the valuation date, the average of the highest and the lowest quoted selling prices as reported on said composite tape or automated system for the most recent day before the valuation date during which a sale occurred).

          g. "INCENTIVE STOCK OPTION" means a stock option that complies with
     Section 422 of the Code, or any successor law.

          h. "NON-QUALIFIED STOCK OPTION" means a stock option that does not meet the requirements of Section 422 of the Code, or any successor law.

          i. "OPTION" means an option awarded under Article VI to purchase Shares. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option, as determined by the Committee in its sole discretion.

          j. "PARTICIPANT" means, (i) with respect to an Incentive Stock Option, any full-time employee of the Corporation, including an officer or director of the Corporation and (ii) with respect to all other Awards which may be granted under the Plan, any individual employed by, or performing services for, the Corporation, including, without limitation, officers and directors of the Corporation.

          k. "PLAN" means this HMS Holdings Corp. 1999 Long-Term Incentive Stock Plan, as amended and restated from time to time.

          l. "PRIOR PLAN" means the Health Management Systems, Inc. Stock Option and Restricted Stock Purchase Plan, as amended and restated from time to time.

          m. "SAR" means a stock appreciation right.

          n. "SHARES" means shares of the Corporation's Common Stock, $.01 par value per share.

          o. "STOCK AWARD" means an Award made under Article VI in Shares.

          p. "SUBSTITUTE AWARD" has the meaning set forth in Article V(b).

     The term "CHANGE OF CONTROL" has the meaning set forth in Article X.

ARTICLE III -- EFFECTIVE DATE AND DURATION

     The Plan shall become effective upon its approval by the shareholders of the Corporation. Prior to such shareholder approval, the Committee may grant Awards conditioned on shareholder approval. If such shareholder approval is not obtained at or before the first annual meeting of shareholders to occur after the adoption of the Plan by the Board (including any adjournment or adjournments thereof), the Plan and any Awards made thereunder shall terminate ab initio and be of no further force and effect. In no event shall any Awards be made under the Plan after January 10, 2009, which is the day before the tenth anniversary of the date of the Plan's adoption by the Board.

ARTICLE IV -- ADMINISTRATION

     The Committee shall be responsible for administering the Plan, and shall have full power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or appropriate. This power includes, but is not limited to, selecting Award recipients, establishing all Award terms and conditions, adopting procedures and regulations governing Awards, and making all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee shall be final and binding on all persons.

     The Committee may delegate some or all of its power to the Chairman and Chief Executive Officer or other executive officer of the Corporation as the Committee deems appropriate; provided, that (i) the Committee may not delegate its power with regard to the grant of an Award to any person who is a "covered employee" within the meaning of Section 162(m) of the Code, or any successor law, or who, in the Committee's judgment, is likely to be a covered employee at any time during the period an Award to such employee would be outstanding, and (ii) the Committee may not delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person.

ARTICLE V -- AVAILABLE SHARES

     a. General. Subject to adjustment as provided in Article V(d) of the Plan, the number of Shares that may be issued under the Plan shall not exceed, in the aggregate, 6,251,356 shares, comprised of:

          (i) 4,751,356 shares of Common Stock that were originally authorized for issuance under the Prior Plan; plus

          (ii) 1,500,000 newly authorized and unissued shares of Common Stock.

     Shares issued under this Plan may be either authorized but unissued shares, treasury shares or any combination thereof. No fractional Shares shall be issued. Cash may be paid in lieu of any fractional Shares in settlement of Awards.

     b. Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of Shares that remain available for issuance, the following shares shall be added back to the limit set forth in Article V(a) above and again be available for Awards:

          (i) The number of Shares tendered to pay the exercise price of an Option or other Award;

          (ii) The number of Shares withheld from any Award to satisfy a Participant's tax withholding obligations or, if applicable, to pay the exercise price of an Option or other Award;

          (iii) The number of Shares subject to an Option or other outstanding Award which are not issued by reason of the expiration, termination, cancellation or forfeiture of such Award; and

          (iv) Any Shares acquired pursuant to the exercise of an Option or other Award which thereafter are repurchased by the Corporation.

     In addition, the number of Shares subject to Awards that are granted in substitution of an option or other award (a Substitute Award) issued by an entity acquired by (or whose assets are acquired by) the Corporation shall not reduce the number of Shares available under the Plan.

     c. Special Limits. The number of Shares for which Awards may be granted to any person in any fiscal year shall not exceed 300,000.

     d. Adjustments. In the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of any or all of the assets of the Corporation to shareholders, or any other similar change or event, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change or event shall be made with respect to the number and class of securities available under the Plan, the number and class of securities subject to each outstanding Option and the purchase price per security, the terms of each outstanding SAR, and the number and class of securities subject to each outstanding Stock Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options without an increase in the aggregate purchase price. If any such adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to an Award, the Corporation shall pay the holder of such Award, in connection with the first vesting, exercise or settlement of such Award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise price, if any, of such Award.

ARTICLE VI -- AWARDS

     a. General. The Committee shall determine the type or types of Award(s) to be made to each Participant. Awards may be granted singly, in combination or in tandem. In the sole discretion of the Committee, Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other compensation plan of the Corporation including a plan of any entity acquired by (or whose assets are acquired by) the Corporation. The Committee shall have full authority to determine and specify in the applicable agreement reflecting an Award the effect, if any, that a Participant's termination of employment for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an Award. With respect to the foregoing, the terms and conditions of an Incentive Stock Option may (but need not) include any of the following provisions:

          (i) In the event the full-time employment of a Participant is terminated by the Corporation or any parent or subsidiary (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law) of the Corporation for any reason other than "for cause," as determined by the Board, the unexercised portion of any Incentive Stock Option held by such Participant at that time may only be exercised within three months after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such Incentive Stock Option as of the date on which he ceased to be so employed.

          (ii) In the event the full-time employment of a Participant is terminated by the Corporation or any parent or subsidiary (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law) of the Corporation "for cause," as determined by the Board, or if such employment is terminated voluntarily by the Participant, the unexercised portion of any Incentive Stock Option held by such Participant shall terminate immediately effective the date the Participant ceased to be so employed.

          (iii) In the event a Participant shall cease to be employed by the Corporation or any parent or subsidiary (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law) of the Corporation on a full time basis by reason of his "disability" (within the meaning of Section 422 of the Code or any successor law) or on account of death or retirement, the unexercised portion of any Incentive Stock Option held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be so employed (or for such shorter exercise periods that may apply for purposes of Section 422 of the Code, or any successor law), and only to the extent that the Participant could have otherwise exercised such Incentive Stock Option as of the date on which the Participant ceased to be so employed.

     b. Types of Awards. The types of Awards that may be granted under the Plan are:

          (i) Options. An Option shall represent the right to purchase a specified number of Shares during a specified period up to ten years as determined by the Committee. The purchase price per Share for each Option shall not be less than 100% (110% in the case of an Incentive Stock Option granted to an optionee (10% Stockholder) who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or its parent (as defined in Section 424(e) of the Code, or any successor law) or its subsidiaries) of the Fair Market Value on the date of grant; provided, that a Substitute Award may be granted with a purchase price per Share that is intended to preserve the economic value of the award which the Substitute Award replaced. The term of each Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years (five years, in the case of an Incentive Stock Option granted to a 10% Stockholder) after the date on which the Option is granted. If an Option is granted retroactively in substitution for an SAR, the Fair Market Value in the Award agreement may be the Fair Market Value on the grant date of the SAR. An Option may be in the form of an Incentive Stock Option or a Non-Qualified Stock Option, as determined by the Committee. The Shares covered by an Option may be purchased, in accordance with the applicable Award agreement, by cash payment or such other method permitted by the Committee, including (1) tendering Shares valued at the Fair Market Value at the date of exercise; (2) authorizing a third party to sell the Shares (or a sufficient portion thereof) acquired upon exercise of an Option, and assigning the delivery to the Corporation of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or (3) any combination of the above. In the case of an Incentive Stock Option, the aggregate Fair Market Value of Shares (determined at the time of grant of the Option) with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under all such plans of optionee's employer corporation and its parent and subsidiaries (as those terms are defined in Sections 424(e) and 424(f) of the Code, or any successor law)) shall not exceed $100,000.

          (ii) SARs. An SAR shall represent a right to receive a payment, in cash, Shares or a combination, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the grant date of the SAR as set forth in the Award agreement, except that if an SAR is granted retroactively in substitution for an Option, the designated Fair Market Value in the Award agreement may be the Fair Market Value on the grant date of the Option. An SAR may be granted alone or in addition to other Awards, or in tandem with an Option. An SAR granted in tandem with an Option may be granted either at the same time as such Option or subsequent thereto. If granted in tandem with an Option, an SAR shall cover the same number of Shares as covered by the Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Option shall be exercisable, and shall have the same term and exercise price as the related Option (which, in the case of an SAR granted after the grant of the related Option, may be less than the Fair Market Value per Share on the date of grant of the tandem SAR). Upon exercise of an SAR granted in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of Shares covered by such exercise; conversely, if the related Option is exercised as to some or all of the Shares covered by the tandem grant, the tandem SAR shall be canceled automatically to the extent of the number of Shares covered by the Option exercise.

          (iii) Stock Awards. A Stock Award shall represent an Award made in or valued in whole or in part by reference to Shares, such as performance or phantom shares or units. Stock Awards may be payable in whole or in part in Shares. All or part of any Stock Award may be subject to conditions and restrictions established by the Committee, and set forth in the Award agreement or other plan or document, which may include, but are not limited to, continuous service with the Corporation, and/or the achievement of one or more performance goals. The performance criteria that may be used by the Committee in granting Stock Awards contingent on performance goals shall consist of total shareholder return, net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios, including return on invested capital, return on equity and return on investment, cash flows, market share or cost reduction goals. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based on Corporation or business unit performance, or based on comparative performance with other companies.

ARTICLE VII -- DIVIDENDS AND DIVIDEND EQUIVALENTS

     The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant's Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents.

ARTICLE VIII -- PAYMENTS AND PAYMENT DEFERRALS

     Payment of Awards may be in the form of cash, Shares, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Share equivalents.

ARTICLE IX -- TRANSFERABILITY

     a. Unless otherwise specified in an Award agreement, Awards shall not be transferable or assignable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. The interests of Participants under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of Code or any state's income tax act, or pursuant to an agreement between a Participant and the Corporation, may not be voluntarily sold, transferred, alienated, assigned or encumbered.

     b. Notwithstanding the foregoing, the Committee, in its discretion and subject to such limitations and conditions as the Committee deems appropriate, may (i) amend Awards of Incentive Stock Options to convert the Options granted thereby to Non-Qualified Stock Options, or (ii) grant Non-Qualified Stock Options, in each case on terms which permit the Participant to transfer all or a part of the Option, for estate or tax planning purposes or for donative purposes, and without consideration, to a member of the Participant's immediate family (as defined by the Committee), a trust for the exclusive benefit of such immediate family members, or a partnership, corporation or limited liability company the equity interests of which are owned exclusively by the Participant and/or one or more members of the Participant's family.

ARTICLE X -- CHANGE OF CONTROL

     Either in contemplation of or in the event of a Change of Control (as defined below), the Committee may provide for appropriate adjustments (including acceleration of vesting and settlements of or substitutions for Awards either at the time an Award is granted or at a subsequent date).

     A "Change of Control" shall occur when:

          a. a "Person" (which term, when used in this Article X, shall have the meaning it has when it is used in Section 13(d) of the Exchange Act, but shall not include the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Voting Stock (as defined below) of the Corporation) is or becomes, without the prior consent of a majority of the Continuing Directors of the Corporation (as defined below), the Beneficial

     Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of Voting Stock (as defined below) representing twenty percent or more of the combined voting power of the Corporation's then outstanding securities; or

          b. the shareholders of the Corporation approve a reorganization, merger or consolidation or the Corporation sells, or otherwise disposes of, all or substantially all of the Corporation's property and assets, or the Corporation liquidates or dissolves (other than a reorganization, merger, consolidation or sale which would result in all or substantially all of the beneficial owners of the Voting Stock of the Corporation outstanding immediately prior thereto continuing to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the resulting entity), more than fifty percent of the combined voting power of the voting securities of the Corporation or such entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's property or assets, directly or indirectly) outstanding immediately after such transaction in substantially the same proportions relative to each other as their ownership immediately prior to such transaction); or

          c. the individuals who are Continuing Directors of the Corporation (as defined below) cease for any reason to constitute at least a majority of the Board of the Corporation.

     The term "Continuing Director" means (i) any member of the Board who is a member of the Board immediately after the 1999 annual meeting of shareholders, or (ii) any person who subsequently becomes a member of the Board whose nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors. The term "Voting Stock" means all capital stock of the Corporation which by its terms may be voted on all matters submitted to shareholders of the Corporation generally.

ARTICLE XI -- AWARD AGREEMENTS

     Awards may be evidenced by an agreement that sets forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant's employment terminates, and the Corporation's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award. The Committee need not require the execution of any such agreement by a Participant, in which case acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms of the Award.

ARTICLE XII -- AMENDMENTS

     The Board may amend the Plan at any time as it deems necessary or appropriate, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) and Section 422 of the Code, or any successor law; provided, however, that no amendment shall be made without shareholder approval if such amendment would increase the maximum number of Shares available under the Plan (subject to Article V(d)), or effect any change inconsistent with Section 422 of the Code, or any successor law. No amendment may impair the rights of a holder of an outstanding Award without the consent of such holder. The Board may suspend the Plan or discontinue the Plan at any time; provided, that no such action shall adversely affect any outstanding Award.

ARTICLE XIII -- MISCELLANEOUS PROVISIONS

     a. Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

     b. Governing Law. Except to the extent superseded by the laws of the United States, the laws of the State of New York, without regard to its conflict of laws principles, shall govern in all matters relating to the Plan.

     c. Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

     d. Withholding. The Corporation shall have the right to withhold from any amounts payable under the Plan all federal, state, foreign, city and local taxes as shall be legally required.

     e. Effect on Other Plans or Agreements. Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

     f. Foreign Employees. Without amending the Plan, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Corporation or its subsidiaries operates or has employees.

                               HMS HOLDINGS CORP.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned appoints William F. Miller III and Philip Rydzewski, and any one of them, as proxies, to vote all shares of Common Stock of HMS Holdings Corp. (the Company) held of record by the undersigned as of April 21, 2003, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of the Company to be held at 401 Park Avenue South, New York, New York 10016 on Wednesday, June 4, 2003, at 1:00 P.M. and any adjournments thereof, upon the following matters:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5 ON THE REVERSE HEREOF. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.


                                     (OVER)

                            - FOLD AND DETACH HERE -

                                                       Please mark your votes as
                                                       indicated in this example
                                                       [X]

1. ELECTION OF DIRECTORS:

FOR all nominees listed to                       WITHHOLD AUTHORITY to vote for
the right (except as marked                     all nominees listed to the right
    to the contrary).

        [ ]                                                             [ ]

Nominees:  01. William F. Miller  02. William W. Neal  03. Ellen D. Rudnick
04. Richard H. Stowe

                                                  For      Against      Abstain
2. Approval of an amendment to the Restated       [.]        [.]            [.]
Certificate of Incorporation to enable a
majority of the voting power of the Company
to approve certain transactions.
                                                  For      Against      Abstain
3. Approval of an amendment to the Restated       [.]        [.]            [.]
Certificate of Incorporation to
it directors' personal liability.
                                                  For      Against      Abstain
4. Ratification of amendments to the Company's    [.]        [.]            [.]
1999 Long-Term Incentive Stock Plan.
                                                  For      Against      Abstain
5. Ratification of the selection of KPMG LLP      [.]        [.]            [.]
as the Company's independent accountants for the fiscal year ending December 31, 2003.

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

                            - FOLD AND DETACH HERE -

                     Vote by Internet or Telephone or Mail
                         24 Hours a Day, 7 Days a Week

      Internet and telephone voting is available through 4PM Eastern Time the business day prior to the Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you market, signed and returned your proxy card.

       Internet
 http://www.eproxy.com/hmsy
------------------------------
Use the internet to vote your
proxy.  Have your proxy card
in hand when you access the
web site. You will be prompted
to enter your control number,
located in the box below, to
create and submit an electronic
ballot.


           OR


       Telephone
    1-800-XXX-XXXX

Use any touch-tone telephone to
vote your proxy.  Have your proxy
card in hand when you call. You
will be prompted to enter your
control number, located in
the box below, and then follow
the directions given.


          OR

         Mail


Mark, sign and date your proxy card
            And
Return it in the enclosed postage-paid
envelope.



              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.


HMS Holdings Corp.

                       Annual Meeting of Shareholders
                         June 4, 2003
                         401 Park Avenue South
                         New York, NY  10016